Exhibit 10.4

ADDENDUM TO EMPLOYMENT AGREEMENT

This addendum (the “Addendum”) to the Employment Agreement effective August 8, 2006, between BioLife Solutions Inc., (the “Company”) and Michael P. Rice, its Chief Executive Officer (“Executive”) is effective as of the 7th day of February 2007.

The provisions of Section 7 c iii (C): Termination, By the Company Without Cause or Resignation by Executive For Good Reason, are hereby changed and agreed to as follows:

(C) subject to Executive’s continued compliance with the provisions of Section 8 of this Agreement, continued payment of the Base Salary for (1) one year after the date of such termination, or (2) in the event of a change of control, (a) continued payment of the Base Salary and quarterly bonus payments and (b) reimbursement to Executive for medical insurance premiums at a net amount not less the amount of family COBRA coverage in effect as of the Effective Date of this Addendum, until twenty (24) four months after the effective date of the change of control event; and

IN WITNESS WHEREOF, the parties hereto have duly executed this Addendum as of the Effective Date.

“Company”

BioLife Solutions, Inc.

By:	/s/ Roderick de Greef
Name: Its:	Roderick de Greef Director

“Executive”

By:	/s/Michael P. Rice
Name:	Michael P. Rice